SUB-ITEM 77E: Legal Proceedings

On February 25, 2011, Jennifer L. Kasilag, Louis Mellinger, Judith M. Menendez, Jacqueline M. Robinson, and Linda A. Russell filed a derivative lawsuit against Hartford Investment Financial Services, LLC (“HIFSCO”)(now known as Hartford Funds Distributors, LLC) on behalf of six Hartford retail mutual funds in the United States District Court for the District of New Jersey, alleging that HIFSCO received excessive advisory and distribution fees in violation of its statutory fiduciary duty under Section 36(b) of the 1940 Act when serving as investment manager and principal underwriter, respectively, to the Hartford retail mutual funds. HIFSCO moved to dismiss and, in September 2011, the motion was granted in part and denied in part, with leave to amend the complaint. In November 2011, plaintiffs filed an amended complaint on behalf of certain Hartford retail mutual funds, The Hartford Global Health Fund (now known as The Hartford Healthcare Fund), The Hartford Conservative Allocation Fund, The Hartford Growth Opportunities Fund, The Hartford Inflation Plus Fund, The Hartford Advisers Fund (now known as The Hartford Balanced Fund), and The Hartford Capital Appreciation Fund. Plaintiffs seek to rescind the investment management agreements and distribution plans between HIFSCO and these funds and to recover the total fees charged thereunder or, in the alternative, to recover any improper compensation HIFSCO received, in addition to lost earnings. HIFSCO filed a partial motion to dismiss the amended complaint and, in December 2012, the court dismissed without prejudice the claims regarding distribution fees and denied the motion with respect to the advisory fees claims. HIFSCO disputes the allegations and intends to defend the advisory fee claims vigorously.

Although this action was purportedly filed on behalf of certain of the Hartford Funds, none of the Hartford Funds is itself a defendant to the suit. For this reason, no accrual for litigation relating to this matter has been recorded in the financial statements of the Fund.